SGS REPORTS RECORD Q2 REVENUE OF $79.3 Million, UP 9.3% VERSUS 2006

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2007 increased by 9.3% versus the same period in 2006. Sales for the second quarter increased by $6.7 million from $72.6 million in the prior year's quarter to $79.3 million in the second quarter of 2007 (all numbers have been adjusted for "discontinued operations." Discontinued operations show the impact of the previously announced 2/28/07 reduction in SGS' ownership position in the Mozaic Group from 51% to 10%). The increase in sales from quarter to quarter was due to acquisitions completed in 2006 and 2007 which accounted for $9.3M of new revenues in Q2 of 2007 versus Q2 of 2006. Revenues from continuing operations were down $2.6 million, or 3.6% in Q2 2007 versus Q2 of 2006.

For the first six months of 2007 sales increased by $12.0 million or 8.5% versus the same period in 2006. Sales during January-June 2007 were $153.4 million versus $141.4 million in 2006. Acquisitions accounted for $10.8 million of the increase in year-to year sales. The remaining $1.2 million of increased revenue was due to organic growth.

Net income for the second quarter decreased $2.8 million from a positive $1.6 million in 2006 to a negative $1.2 million in 2007. The decline in net income was primarily driven by the acquisitions discussed above which added more cost than revenue. Roughly one million dollars of the increase in cost was the amortization of the deferred acquisition payments for the C. M. Jackson acquisition. This amortization charge has no cash impact. The rest of the income reduction was caused by the decline in revenue from continuing operations. Net income for the first six months of 2007 was down $1.1 million from one year ago to $0.8 million in 2007 versus $1.9 million in 2006. The decline in income was due to the costs of the acquired businesses running higher than their revenues. The amortization of the C. M. Jackson deferred payments was again a major factor causing costs to increase by roughly $1.3 million during January-June, 2007.

EBITDA in the second quarter decreased 16.9% from $16.6 million in 2006 to $13.8 million in the current year. Included in the second quarter 2007 EBITDA are restructuring charges of $0.9 million, and acquisition expenses of $1.2 million. For the first six months of the year, EBITDA decreased from $30.3M during the first half of 2006 to $29.7M during the first half of 2007. EBITDA in January-June 2007 would have been $32.8M but for the incurrence of $3.1M in acquisition and restructuring related charges. The reconciliation of this non-GAAP measure to a GAAP measure is as follows:
	Quarter Ended 06/30/07 (in millions)	Quarter Ended 06/30/06 (in millions)	Six Month End 06/30/07 (in millions)	Six Month End 06/30/06 (in millions)
Revenue	$ 79.3	$ 72.6	$ 153.4	$ 141.4

Net income	(1.2)	1.6	0.8	1.9

Subtract:
Income/(Loss) From Discontinued Operations	--	--	0.7	(0.1)

Add:
Depreciation and amortization	5.8	4.7	10.9	9.0
Other expense	0.5	0.4	0.2	0.5
Interest expense	9.3	8.6	18.2	17.1
Income tax provision	0.6	1.4	0.2	1.7

EBITDA	$ 13.8	$ 16.6	$ 29.7	$ 30.3

While EBITDA is a non-GAAP measure management believes its inclusion enhances the user's overall understanding of the Company's current financial performance and prospects for the future. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "The employees of Southern Graphic Systems delivered record sales during the first six months of 2007. We also added two important acquisitions in North America and Europe which have expanded our capabilities and customer reach. While these acquisitions have temporarily added more cost than revenue during the transition phase, we believe they will be an important part of our success in the future. We also expect to accelerate our organic revenue and EBITDA growth as we move forward."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 9:30 AM EDT on August 14, 2007. Please dial (1-800-374-0624) in the USA or (1-7066347233) internationally to access the call. The conference ID number is 12649143.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.